Exhibit 10.2

AMENDED AND RESTATED
MANAGEMENT CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Management Change of Control Severance Agreement (this “Agreement”) is dated this           day of                              ,         (the “Effective Date”), by and among Cabela’s Incorporated, a Delaware corporation (the “Company”), and                                      (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive is presently an officer or key employee of the Company;

WHEREAS, the Executive and the Company are parties to an existing Management Change of Control Severance Agreement (the “Original Agreement”);

WHEREAS, the Executive and the Company desire to enter into this Agreement to amend and restate the Original Agreement to eliminate the tax gross-up provisions and make certain clarifying changes to ensure that performance-based compensation is, to the extent intended by the parties, in compliance with Section 162(m) of the Code;

WHEREAS, the Company desires to ensure the Executive’s continued active participation in the business of the Company;

WHEREAS, in order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s agreeing to remain in the employ of the Company, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Company is terminated under specified circumstances; and
WHEREAS, the Company and the Executive intend for this Agreement to amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and upon the other terms and conditions provided in this Agreement, the parties to this Agreement agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the base salary paid to the Executive by the Company or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) and (ii) the average of the incentive compensation award granted to the Executive by the Company under the Cabela’s Incorporated Performance Bonus Plan (or any predecessor or successor bonus plan) in each of the two calendar years preceding the calendar year in which the Date of Termination occurs (determined on an annualized basis).

(b)           Board.  “Board” shall mean the Board of Directors of the Company.

(c)           Cause.  Termination of the Executive’s employment for “Cause” shall mean termination because (i) the Executive is charged with a felony, (ii) in the reasonable determination of the Company, the Executive has committed an act of fraud, embezzlement or theft relating to the Company, (iii) in the reasonable determination of the Company, the Executive has committed gross negligence in the course of his employment with the Company that is materially detrimental to the business of the Company, (iv) the Executive fails to fulfill his duties as an employee of the Company, including inattention to or neglect of his duties and shall not have remedied such failure within thirty (30) days after receiving written notice from the Company specifying the details thereof, or (v) of a third occurrence of the same action or inaction which caused the Company to previously give the Executive notice under Section 1(c)(iv).  For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed “gross negligence” only if it was done by the Executive in bad faith, not merely an error in judgment and without reasonable belief that the act or omission was in the best interests of the Company.  In the event the Executive disputes the existence of Cause in connection with a termination of employment, no termination for Cause shall be effective in the absence of an affirmative vote of seventy-five percent (75%) of the members of the entire Board (disregarding any director who must abstain).

(d)           Change in Control.  “Change in Control” shall mean the occurrence of any of the following events:

(i)           any transaction that would result and does result in the reorganization, merger or consolidation of the Company, with one or more other Persons, other than a transaction following which:

(A)           at least fifty-one percent (51%) of the equity ownership interests of the entity resulting from such transaction are Beneficially Owned by Persons who, immediately prior to such transaction, Beneficially Owned at least fifty-one percent (51%) of the outstanding equity ownership interests in the Company.  For purposes of this Section 1(d), the term “Beneficially Owned” or “Beneficial Ownership” shall have the meaning ascribed to it under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the terms “Person” or “Persons” shall have the meaning ascribed to them under Sections 13(d) and 14(d) of the Exchange Act; and

(B)           at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are Beneficially Owned by Persons who, immediately prior to such transaction, Beneficially Owned at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the Company;

(ii)           the consummation of the sale or other disposition of all or substantially all of the assets of the Company, except for any such transaction which does not result in a Change in Control under Section 1(d)(v);

(iii)           an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person, immediately after which such Person has Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities;

(iv)           a complete liquidation or dissolution of the Company;

(v)           the occurrence of any event if, immediately following such event, members of the Board who belong to any of the following groups do not aggregate at least a majority of the Board:

(A)           individuals who were members of the Board on the Effective Date of this Agreement; or

(B)           individuals who first became members of the Board after the Effective Date of this Agreement but prior to such event either:

(1)           upon election to serve as a member of the Board by the affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first election; or

(2)           upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by the affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination; provided that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board;

provided, however, in no event shall a “Change in Control” be deemed to have occurred as a result of any acquisition of securities or assets of the Company or a subsidiary of the Company, by the Company, any subsidiary of the Company or by any employee benefit plan maintained by the Company.

(e)           COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)           Date of Termination.  “Date of Termination” shall mean:

(i)           if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be;

(ii)           if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination;

(iii)           if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination; and

(iv)           if the Executive’s employment is terminated by reason of death or Disability, the date of death or Disability of the Executive, as the case may be.

(h)           Disability.  Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive  either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

(i)           Equity Plans.  “Equity Plans” shall mean all stock option, restricted stock, restricted stock unit and other equity plans of the Company, including the 2004 Stock Plan, the 2004 Employee Stock Purchase Plan and the 1997 Stock Option Plan.

(j)           Good Reason.  “Good Reason” shall mean actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:

(i)           a material diminution in the Executive’s base compensation;

(ii)           a material diminution in the Executive’s authority, duties or responsibilities;

(iii)           a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including, if the Executive reports directly to the Board, a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)           a material diminution in the budget over which the Executive  retains authority;

(v)           a change in the Executive’s principal place of employment by a distance in excess of one hundred (100) miles from its location immediately prior to the Change in Control;

(vi)           any other action or inaction that constitutes a material breach by the Company of an agreement under which the Executive provides services to the Company; or

(vii)           The failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (vii) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (vii) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(k)           Notice of Termination.  Any purported termination of the Executive’s employment by the Company for any reason, including for Cause, Disability or Retirement, or by the Executive for any reason, including for Good Reason, shall be communicated by written “Notice of Termination” to the other party to this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice), and (iv) is given in the manner specified in Section 10.

(l)           Retirement.  “Retirement” shall mean any termination of the Executive’s employment with the Company, either voluntarily or involuntarily, by the Executive or the Company after the Executive reaches age sixty-five (65).

2.           Benefits Upon Termination.  If the Executive’s employment by the Company is terminated within twenty-four (24) months after a Change in Control by (i) the Company for any reason other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive for Good Reason, then:

(a)           The Company shall pay to the Executive in a lump sum as of the Date of Termination (and in all events within 30 days of the Date of Termination) a cash severance amount equal to 2.99 times the Executive’s Annual Compensation;

(b)           The Company shall continue, for an eighteen (18) month period from the Date of Termination, the Executive’s participation in the Company’s group medical, dental, life and disability insurance programs and, if applicable, Medicare supplemental coverages (“Continued Benefits”).  The Continued Benefits shall be provided by the  Company at the same premium to the Executive, and at the same coverage levels in effect immediately prior to the Date of Termination.  The Continued Benefits shall be provided to the Executive in compliance with the terms of COBRA; provided that in the event that the Executive’s participation in any plan as provided in this Section 2(b) is barred by the underlying service provider or insurance carrier used by the Company to provide such benefits, or during such period any such plan is discontinued, the Company shall arrange to either provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans immediately prior to the Date of Termination or a cash amount equal to the cost the Company would have incurred to provide for such benefits for the remainder of the continuation period.  The Continued Benefits will be discontinued prior to the end of the eighteen (18) month period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined in good faith by the Board.  For purposes of enforcing this Section 2(b), to the extent necessary for the Company to make an off-set deduction, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits from employment and shall provide or cause to provide to the Company, in writing, correct, complete and timely information concerning the same;

(c)           All unvested stock options, restricted stock, restricted stock units or other equity interests of the Company issued to the Executive under the Equity Plans or otherwise that are subject only to time vesting and are not performance stock or performance units shall fully vest on the Date of Termination (and in all events within 30 days of the Date of Termination) to the extent such options, restricted stock, restricted stock units or other equity interests do not otherwise vest upon the change of control as defined in the applicable Equity Plan or agreement;

(d)           All performance stock or performance units of the Company issued to the Executive under the Equity Plans that are intended to qualify for the performance-based compensation exception provided by Section 162(m) of the Code shall be prorated to the Date of Termination and paid on actual performance at the end of the performance period (and in all events not later than March 15th following the end of the performance period) to the extent such performance stock or performance units do not otherwise vest upon the change of control as defined in the applicable Equity Plan or agreement; and

(e)           Section 6(b) (Development of Intellectual Property) of this Agreement and similar provisions (including non-competition and non-solicitation provisions but excluding confidentiality provisions) in other agreements between the Executive and the Company shall be terminated and of no further force and effect as of the Date of Termination, but Section 6(a) (Nondisclosure of Confidential Information) of this Agreement and similar confidentiality provisions in other agreements between the Executive and the Company shall remain in full force and effect after the Date of Termination.

3.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits under this Agreement by seeking other employment or otherwise.  The amount of severance to be provided pursuant to Section 2 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)           If the Executive is entitled to severance compensation under this Agreement and severance benefits under any other agreement between the Company and the Executive, such entitlement shall not be cumulative, and the Executive shall be entitled to the benefits under either this Agreement or the other agreement between the Company and the Executive, whichever is greater.

4.           Withholding.  All payments required to be made by the Company under this Agreement to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

5.           Nature of Employment and Obligations.

(a)           Nothing contained in this Agreement shall be deemed to create other than a terminable at will employment relationship between the Company and the Executive, and the Company may terminate the Executive’s employment at any time, subject to providing any payments specified in this Agreement in accordance with the terms of this Agreement.

(b)           Nothing contained in this Agreement shall create or require the Company to create a trust of any kind to fund any benefits which may be payable under this Agreement, and to the extent that the Executive acquires a right to receive benefits from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.           Proprietary Information.  The parties agree to the protection of the Company’s proprietary information as follows:

(a)           Nondisclosure of Confidential Information.

(i)           Access.  The Executive acknowledges that employment with Company necessarily involves exposure to, familiarity with and opportunity to learn highly sensitive, confidential and proprietary information of the Company and its subsidiaries, which may include information about products and services, markets, customers and prospective customers, vendors and suppliers, miscellaneous business relationships, investment products, pricing, billing and collection procedures, proprietary software and other intellectual property, financial and accounting data, personnel and compensation, data processing and communications, technical data, marketing strategies, research and development of new or improved products and services and know-how regarding the business of the Company and its products and services (collectively referred to herein as “Confidential Information”).

(ii)           Valuable Asset.  The Executive further acknowledges that the Confidential Information is a valuable, special and unique asset of the Company, such that the unauthorized disclosure or use by persons or entities outside the Company would cause irreparable damage to the business of the Company.  Accordingly, the Executive agrees that during and after the Executive’s employment with the Company, until the Confidential Information becomes publicly known, the Executive shall not directly or indirectly disclose to any person or entity, use for any purpose or permit the exploitation, copying or summarizing of, any Confidential Information of the Company, except as specifically required in the proper performance of his duties for the Company.

(iii)           Duties.  The Executive agrees to take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of the Confidential Information and to satisfy his obligations under this Agreement.  Prior to lecturing or publishing articles which reference the Company and its business, the Executive will provide to an officer of the Company a copy of the material to be presented for the Company to review and approve in order to ensure that no Confidential Information is disclosed.

(iv)           Confidential Relationship.  The Company considers its Confidential Information to constitute “trade secrets” which are protected from unauthorized disclosure under applicable law.  However, whether or not the Confidential Information constitutes trade secrets, the Executive acknowledges and agrees that the Confidential Information is protected from unauthorized disclosure or use due to his covenants under this Section 6 and his fiduciary duties as an executive of the Company.

(v)           Return of Documents.  The Executive acknowledges and agrees that the Confidential Information is and at all times shall remain the sole and exclusive property of the Company.  Upon the termination of his employment with the Company or upon request by the Company, the Executive will promptly return to the Company in good condition all documents, data and records of any kind, whether in hardcopy or electronic form, which contain any Confidential Information or which were prepared based on Confidential Information, including any and all copies thereof, as well as all materials furnished to or acquired by the Executive during the course of the Executive’s employment with the Company.

(b)           Development of Intellectual Property.

(i)           Definition of Intellectual Property.  As used in this Agreement, the term “Intellectual Property” shall include any inventions, technological innovations, discoveries, designs, formulas, know-how, processes, patents, trademarks, service marks, copyrights, computer software, ideas, creations, writings and other works of authorship, books, lectures, illustrations, photographs, scientific and mathematical models, improvements to all such property and all recorded material defining, describing or illustrating all such property, whether in hardcopy or electronic form.

(ii)           The Company’s Rights in Intellectual Property.  The Executive agrees that all right, title and interest of every kind and nature, whether now known or unknown, in and to any Intellectual Property invented, created, written, developed, conceived or produced by the Executive during the term of the Executive’s employment with the Company (i) whether using the Company’s equipment, supplies, facilities or Confidential Information, (ii) whether alone or jointly with others, and (iii) whether or not during normal working hours, that are within the scope of the Company’s actual or anticipated business operations or that relate to any of the Company’s actual or anticipated products or services shall be the exclusive property of the Company and the Executive hereby assigns to the Company all rights to such Intellectual Property without limitation or royalty.  To the extent that any such Intellectual Property is copyrightable, it shall be deemed to be a “work for hire” within the meaning of the copyright laws.  Consideration for such assignment is hereby acknowledged.  The Executive will promptly and fully disclose to the Company any and all such Intellectual Property.  The Executive agrees that any patent application filed by him within one year after termination of his employment is presumed to relate to an invention developed during the term of the Executive’s employment with the Company and thus is the exclusive property of the Company.  As such, the Executive agrees to disclose to the Company all such patent applications.  The Executive hereby consents and agrees that the Executive shall have no right, title or interest of any kind or nature in or to any item of Intellectual Property, or in or to any results or proceeds from any Intellectual Property.

(iii)           Additional Actions.  The Executive agrees to take all reasonably necessary actions to enable the Company to obtain and perfect its rights in the Intellectual Property, including assisting the Company in obtaining patents, copyrights, trademarks, service marks and similar protections in the United States and all foreign countries.  The Executive further agrees to assist the Company in connection with any demands, reissues, oppositions, litigation, controversy or other actions involving any item of Intellectual Property.  The Executive agrees to undertake the foregoing obligations both during and after the Executive’s employment with the Company, without charge, but at the Company’s expense with respect to the Executive’s reasonable out-of-pocket costs.  The Executive further agrees that the Company may, in its sole discretion, keep such Intellectual Property as trade secrets, in which case the Executive will comply with the Confidential Information provisions in Section 6(a) above.

(c)           Enforcement.  For purposes of this Section 6, the term “Company” shall include the Company and all of its subsidiaries.  Each of the Company’s subsidiaries shall be an intended third party beneficiary of this Agreement and shall have the right to enforce the provisions of this Agreement against the Executive individually or collectively with any one or more of the other subsidiaries.

(d)           Equitable Relief.  The Executive acknowledges and agrees that, by reason of the sensitive nature of the Confidential Information and Intellectual Property of the Company referred to in this Agreement, in addition to recovery of damages and any other legal relief to which the Company may be entitled in the event of the Executive’s violation of this Agreement, the Company shall also be entitled to equitable relief, including such injunctive relief as may be necessary to protect the interests of the Company in such Confidential Information and Intellectual Property and as may be necessary to specifically enforce the Executive’s obligations under this Agreement.

7.           Severability.  The Executive and the Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable.  The Executive and the Company further agree that, if any provision of this Agreement is determined to be unenforceable for any reason, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions of this Agreement.

8.           No Attachment.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successors and permitted assigns.

9.           Assignability. The Company may assign this Agreement and its rights and obligations under this Agreement in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company under this Agreement as fully as if it had been originally made a party to this Agreement, but may not otherwise assign this Agreement or its rights and obligations under this Agreement.  The Executive may not assign or transfer this Agreement or any rights or obligations under this Agreement.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

Cabela’s Incorporated
One Cabela Drive
Sidney, NE  69160
Attention: Legal Department

To the Executive:

At the most recent address on file at the Company

11.           409A of the Code.  This Agreement is intended to comply with the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Severance payments shall be made under the “separation pay” exception under Section 409A of the Code, to the maximum extent possible, and then under the “short-term deferral” exclusion under Section 409A of the Code or another applicable exception.  Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

12.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on their behalf.  No waiver by any party to this Agreement at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Delaware.

14.           Remedies Cumulative.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy given under this Agreement or hereinafter existing at law or in equity.

15.           Construction.  Any reference to any federal, state, local or foreign law, constitution, code, statute or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any governmental authority or otherwise), and any successor law, unless the context otherwise requires.  “Including” means “including without limitation” and does not limit the preceding words or terms.  The words “or” or “nor” are inclusive and include “and”.  The singular shall include the plural and vice versa.  Each word of gender shall include each other word of gender as the context may require.  The parties have each participated in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Payment of Costs and Legal Fees.  All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

20.           Entire Agreement.  This Agreement, including the recitals to this Agreement, embodies the entire agreement between the Company and the Executive with respect to the matters agreed to in this Agreement.  All prior agreements between the Company and the Executive with respect to the matters agreed to in this Agreement, including the Original Agreement, are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.

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[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

CABELA’S INCORPORATED, a Delaware corporation

By
Its

[Executive]

Management Severance Agreement
Signature Page

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